Chembio Names Katherine L. Davis Chairman of the Board

MEDFORD, N.Y., March 28, 2014 Chembio Diagnostics, Inc. (Nasdaq:CEMI), a leader in point-of-care ("POC") diagnostic tests for infectious diseases, today named Katherine L. Davis as the Company's non-executive Chairman of the Board. Ms. Davis has been on Chembio's board since 2007, has served on all three board standing committees – audit, nominating and corporate governance, and compensation, including serving as Chair of both the Audit Committee and the Nominating And Corporate Governance Committee.  Ms. Davis will continue to serve as Chair of the Nominating And Corporate Governance Committee, and as a member of both the Audit and Compensation Committees.  Dr. Gary Meller, a director of the Company and a member of the Audit Committee since 2005, has been elected as the new Chair of the Audit Committee.

"It is an honor and a privilege to be named Chairman of the Board," said Katherine Davis. "I look forward to working with the board and Chembio leadership team in this new position as the Company strengthens its position in point-of-care infectious disease testing."

Ms. Davis is the owner of Davis Design Group LLC., a company that provides analytical and visual tools for public policy design. Previously, she served as the CEO of Global Access Point, a startup company with products for data transport, data processing, and data storage network and hub facilities. From 2003 to 2005, Ms. Davis was Lieutenant Governor of the State of Indiana and from 2000 to 2003, she was Controller of the City of Indianapolis. From 1989 to 2003, Ms. Davis held leadership positions with agencies and programs in the State of Indiana including State Budget Director, Secretary of Family & Social Services Administration, and Deputy Commissioner of Transportation. Ms. Davis serves on the not for profit boards of Noble, Lumina Foundation for Education, Indianapolis Foundation, Central Indiana Community Foundation and Advisory Councils of Indiana University School of Public and Environmental Affairs, IU Public Policy Institute, and Western Governor's University Indiana. She has an M.B.A. from Harvard Business School and a B.S. in Mechanical Engineering from the Massachusetts Institute of Technology.

"The appointment of Kathy Davis as Chairman of the Board reflects her experience and leadership. Kathy's experience on the Chembio board, coupled with her leadership in both the public and private sector, make her uniquely qualified to serve as Chembio's Chairman of the Board" stated John Sperzel, Chembio President and CEO.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 200 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485. For more information, please visit: www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

CONTACTS:      Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investors)
Stephanie C. Diaz
            (415) 675-7401
sdiaz@vidasp.com